EXHIBIT 6.1

                         Invesco Capital Markets, Inc.

                                Company Profile


Appointments
Board Positions
Name                       Position
Cronin, M. Kevin           Director
Massoni, Steven M.         Director

Officers
Name                       Position
Baker, Tara Jones          Vice President, Business Operations and
                           Quality Assurance
Burke, Brandon             Financial and Operations Principal
Cronin, M. Kevin           Co-President
Davidson, Peter            Assistant Secretary
Erickson, Alan E.          Vice President, Equity Portfolio Management
                           and Research
Falduto, Craig S.          Executive Director, Investment Research
Gregson, Mark W.           Chief Financial Officer
Hoffman, Richard Ralph     Vice President, Operations
Magee, Michael J.          Executive Director, Portfolio and Inventory
                           Management
Massoni, Steven M.         Co-President
Nelson, Elizabeth          Assistant Secretary
O'Keefe, Miranda           Chief Compliance Officer
Rimes, Stephen R.          Assistant Secretary
Ringold, Melanie           Assistant Secretary
Sauerborn, Thomas J.       Vice President, Operations
Tierney, John F.           Vice President
Wisdom, Crissie            Anti-Money Laundering Compliance Officer
Zerr, John M.              Secretary
                           General Counsel